IEC electronics
Absolutely, Positively, Perfect and On-Time(sm)

105 Norton Street • Newark, NY 14513 • Ph: (315) 331-7742 • Fax: (315) 331-3547• www.iec-electronics.com

IEC Electronics Announces $6.1 million Award

Newark, N.Y. June 24, 2010 – IEC Electronics Corp (AMEX: IEC) announces that it has received an order from one of its Military and Defense customers valued at more than $6.1 million. Deliveries will commence December 1, 2010 during IEC's fiscal first quarter and will be completed by December 2012.

Jeffrey T. Schlarbaum, Executive Vice President & President of IEC Contract Manufacturing, stated "We are pleased to have this opportunity to be the exclusive turnkey supplier for an important satellite communications modem used by the U.S. Department of Defense. Our customer is a well known, top 100 defense contractor. Over time, we have developed an excellent track record by building some of their most complicated electronic assemblies which conform to the industry's most rigorous quality standards. As a part of this award, we will not only manufacture the complete system, but we will also provide full life cycle support including direct order fulfillment, as well as repair services."

About IEC
IEC Electronics Corporation provides contract electronic manufacturing services to advanced technology companies primarily in the military and aerospace, medical, industrial and computing sectors. The Company's ultra high reliability capabilities include: design, prototype and volume circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. As a full service EMS provider, IEC is AS9100 and ISO-9001:2000 registered, and a NSA approved supplier under the COMSEC standard. The Company is headquartered outside of Rochester, New York and also has operations in Victor, New York and Albuquerque, New Mexico. Additional information about IEC can be found on its web site at www.iec-electronics.com.

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2007 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact: Heather Keenan
IEC Electronics Corp.
(315) 332-4262
Hkeenan@iec-electronics.com

John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
(203) 972-9200
jnesbett@institutionalms.com